Exhibit 23.1

LETTER OF CONSENT

To the Board of Directors and Stockholders
Minerals Mining Corporation
Colorado

I herewith consent to the use of my Independent Auditor's Report and Balance Sheets of Minerals Mining Corporation as of December 31, 2006 and December 31, 2005 and the related statement to income for the year 2006, in the Company's submissions to the Securities and Exchange Commission, in connection with the Company's filings with the Commission.

/S/ Louis R. Hidalgo
Certified Public Accountant
April 26, 2007

Luis R. Hidalgo, Jr., CPA
2823 Lockwood Ave., Fremont, CA 94539 510-659-9435